Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 8, 2020, with respect to the consolidated financial statements of Maravai Topco Holdings, LLC and Subsidiaries included in the Registration Statement (Form S-1) and related Prospectus of Maravai LifeSciences Holdings, Inc. dated October 29, 2020.

/s/ Ernst & Young LLP

Redwood City, California

October 29, 2020